UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):               October 31, 2011

Joy Global Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-09299	39-1566457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780,
Milwaukee, WI 53202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
414-319-8500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 31, 2011, Joy Global Inc., a Delaware corporation (“Joy Global”), entered into a credit agreement among Joy Global, as Borrower, certain of its domestic subsidiaries, as Guarantors, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent and the lenders party thereto (the “Credit Agreement”).  The Credit Agreement, which matures June 16, 2016, provides for a term loan commitment of $250 million that may be drawn in a single advance prior to February 28, 2012. The Credit Agreement is filed herewith as Exhibit 10.1.

The Credit Agreement contains terms and conditions that are substantially similar to the terms and conditions of the term loan provisions of Joy Global’s existing credit agreements, dated as of October 27, 2010 and June 16, 2011, each as amended.  Under the Credit Agreement, Eurodollar Rate Loans will bear interest for a period from the applicable borrowing date until a date one, two, three or six months thereafter, as selected by Joy Global, at the corresponding Eurodollar rate plus a margin that varies according to the credit rating of Joy Global and Base Rate Loans will bear interest from the applicable borrowing date at a rate equal to (i) the highest of (a) the federal funds rate plus 0.5%, (b) the rate of interest in effect for such day as publicly announced by Bank of America, N.A., as its “prime rate,” and (c) a daily rate equal to the one month Eurodollar rate plus 1.0%, plus (ii) a margin that varies according to the credit rating of Joy Global.

As previously disclosed, on July 11, 2011, Joy Global entered into an agreement to purchase approximately 41.1% of the outstanding common stock of International Mining Machinery Holdings Limited (“IMM”), a leading designer and manufacturer of underground mining equipment in China (the “Acquisition”).  IMM’s common stock is listed on The Stock Exchange of Hong Kong Limited and completion of the Acquisition is conditioned upon the receipt of approval from the Anti-monopoly Bureau of the Ministry of Commerce of The People’s Republic of China and satisfaction of other customary closing conditions. If approved Joy Global intends to use the net proceeds from the $250 million commitment under the Credit Agreement to fund in part the Acquisition and the related tender offer, which Joy Global will be required to make following completion of the Acquisition pursuant to Rule 26.1 of the Hong Kong Takeovers Code.  Any remaining proceeds will be used for general corporate purposes.  If Joy Global draws on the Credit Agreement, the commitments of the lenders under Joy Global’s bridge loan agreement, dated as of July 11, 2011, as amended, will be terminated.

In order to obtain the loan under the Credit Agreement, certain representations and warranties made by Joy Global and each Guarantor at the time the Credit Agreement was executed also must be true and correct in all material respects on and as of the date of any credit extension.  So long as any amount is outstanding under the Credit Agreement, Joy Global must be in compliance with specified covenants, including (i) a restriction on the incurrence of liens on the assets of Joy Global and the Guarantors, other than certain permitted liens, (ii) maintenance of a consolidated leverage ratio not to exceed 2.50 to 1.0 and a Consolidated Interest Coverage Ratio of at least 3.0 to 1.0 as of the end of any fiscal quarter of Joy Global, and (iii) restrictions on certain fundamental changes as specified in the Credit Agreement.

The failure to satisfy any of the Credit Agreement’s covenants or the occurrence of other specified events that constitute an event of default could result in the acceleration of the repayment obligations of Joy Global.  The events of default include, but are not limited to (i) the failure of Joy Global or any Guarantor to pay indebtedness under the Credit Agreement when due, (ii) the breach of certain covenants and representations and warranties under the Credit Agreement, subject in certain cases to cure periods, (iii) certain insolvency events, judgments or decrees against Joy Global or any of the Guarantors, (iv) certain final judgments or orders for the payment of money entered against Joy Global, (v) certain events with respect to Joy Global’s pension plan (vi) certain cross-defaults to other indebtedness and (vii) a change of control (as defined in the Credit Agreement).

Bank of America, N.A., JPMorgan Chase Bank, N.A., and the lenders under the Credit Agreement or their affiliates have various relationships with Joy Global and its subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services, for which they have received customary fees, and may do so again in the future.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1
Credit Agreement, dated as of October 31, 2011, among Joy Global Inc., as Borrower, the Guarantors, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOY GLOBAL INC.
Date: November 1, 2011	By:	/s/ Ricky T. Dillon
Ricky T. Dillon
Vice President, Controller
and Chief Accounting Officer
(Principal Accounting Officer)